United Security Bancshares - First Quarter Profits: $1.1 Million

FRESNO, Calif., April 17, 2013 /PRNewswire/ -- United Security Bancshares (http://www.unitedsecuritybank.com/) (Nasdaq Global Select: UBFO) reported today unaudited consolidated net income of $1.1 million or $0.07 per basic and diluted common share for both the three months ended March 31, 2013 and March 31, 2012.

Annualized return on average equity (ROAE) for the three months ended March 31, 2013 was 6.20%, compared to 6.69% for the same period in 2012. Annualized return on average assets (ROAA) was 0.68% for the three moths ended March 31, 2013 compared to 0.67% for the same three-month period in 2012.

The Board of Directors of United Security Bancshares declared a first quarter 2013 stock dividend of one percent (1%) on March 26, 2013. The stock dividend was payable to shareholders of record on April 12, 2013, and the shares will be issued on April 24, 2013.

Dennis R. Woods, President and Chief Executive Officer of the Company, states, "The first quarter has been positive for the Company with continued reductions in problem assets and OREO, increases in capital, and positive net earnings. We continue to see improvements in the local economy and look forward to continued success during the remainder of 2013." Shareholders' equity at March 31, 2013 was $70.5 million, up $1.0 million from shareholders' equity of $69.4 million at December 31, 2012.

Net interest income before provision for credit losses totaled $5.3 million for the three months ended March 31, 2013, down $819,000 from $6.1 million reported for the three months ended March 31, 2012. The net interest margin was 3.94% for the three months ended March 31, 2013, as compared to 4.63% for the three months ended March 31, 2012.

Noninterest income for the three months ended March 31, 2013 totaled $1.5 million, reflecting an increase of $648,000 from the $896,000 in noninterest income reported for the three months ended March 31, 2012. The increase between the two periods is due, in large part, to gains recorded during the first quarter of 2013 of more than $1.0 million from sales of other real estate owned through foreclosure. Customer service fees continue to provide the majority of the Company's noninterest income from operations, totaling $779,000 for the three months ended March 31, 2013, as compared to $903,000 for the three months ended March 31, 2012. Reductions in customer service fees between the two three-month periods is the result of decreases in several fee categories including overdraft fees and account analysis fees, which may fluctuate between periods.

Noninterest expense totaled $5.1 million for the three months ended March 31, 2013, down $390,000 from the $5.5 million reported for the three months ended March 31, 2012. The primary component of the decline in noninterest expense between the three-month periods is a decrease of $476,000 in impairment losses and other expenses related to OREO.

The Company recorded a negative provision for credit losses of $9,000 for the three months ended March 31, 2013 as compared to a provision of $2,000 for the three months ended March 31, 2012. The Company realized net credit charge-offs totaling $371,000 for the three months ended March 31, 2013, compared to net charge-offs totaling $600,000 for the three months ended March 31, 2012. As a result of provisions and net charge-offs, the allowance for credit losses totaled 2.86% of total loans at March 31, 2013 compared to 2.95% of total loans at December 31, 2012. In determining the adequacy of the allowance for credit losses, Management's judgment is the primary determining factor for establishing the amount of the provision for credit losses and management considers the allowance for credit losses March 31, 2013 to be adequate.

Non-performing assets, comprised of nonaccrual loans, troubled debt restructures (TDR), other real estate owned through foreclosure (OREO), and loans more than 90 days past days and still accruing interest, decreased approximately $3.2 million between December 31, 2012 and March 31, 2013. Additionally, nonperforming assets as a percentage of total assets decreased from 7.25% at December 31, 2012 to 6.89% at March 31, 2013. Nonaccrual loans decreased $1.9 million between December 31, 2012 and March 31, 2013, while OREO, decreased $2.0 million during the same period. Impaired loans totaled $20.0 million at March 31, 2013, down $1.9 million from the balance of $21.9 million at December 31, 2012.

United Security Bancshares is a $635+ million bank holding company headquartered in Fresno, California. United Security Bank, its principal subsidiary is a California state chartered bank with 11 branches serving the Central Valley and Campbell, and is a member of the Federal Reserve Bank of San Francisco.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the Company's possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company's ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company's market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in laws, and regulations on the Company and its business; (8) changing bank regulatory conditions, policies, whether arising as new legislation or regulatory initiatives or changes in our regulatory classifications, that could lead to restrictions on activities of banks generally or as to the Bank, including specifically the formal order between the Federal Reserve Bank of San Francisco and the Company and the Bank, (9) failure to comply with the written regulatory agreement under which the Company is subject and (10) unknown economic impacts caused by the State of California's budget issues, including the effect on Federal spending do to sequestration required by the Budget Control Act of 2011. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels and affect the ability of borrowers to repay loans. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings. For a more complete discussion of these risks and uncertainties, see the Company's Annual Report on Form 10-K for the year ended December 31, 2012, and particularly the section of Management's Discussion and Analysis. Readers should carefully review all disclosures we file from time to time with the Securities and Exchange Commission ("SEC").

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(dollars in thousands)
	March 31,	December 31,
	2013	2012
Assets
Cash and noninterest-bearing deposits in other banks	$19,874	$27,481
Cash and due from Federal Reserve Bank	116,576	114,146
Federal funds sold	0	0
Cash and cash equivalents	136,450	141,627
Interest-bearing deposits in other banks	1,509	1,507
Investment securities (AFS at market value)	27,889	31,844
Loans and leases, net of unearned fees	398,321	400,033
Less: Allowance for credit losses	(11,403)	(11,784)
Net loans	386,918	388,249
Premises and equipment - net	12,040	12,262
Bank owned life insurance	16,809	16,681
Intangible assets	4,690	4,737
Other real estate owned	21,958	23,932
Deferred Income Taxes	9,989	9,724
Other assets	18,296	18,314
Total assets	$636,548	$648,877
Deposits:
Noninterest bearing demand and NOW	$266,288	$270,094
Money market and savings	187,014	193,808
Time	96,517	99,385
Total deposits	549,819	563,287
Borrowed funds	0	0
Other liabilities	5,579	6,081
Junior subordinated debentures (at fair value)	10,685	10,068
Total liabilities	566,083	579,436
Shareholders' equity:
Common shares outstanding:
14,359,476 at March 31, 2013	43,796	43,173
Retained earnings	26,635	26,179
Accumulated other comprehensive income	34	89
Total shareholders' equity	70,465	69,441
Total liabilities and shareholders' equity	$636,548	$648,877

United Security Bancshares
Consolidated Statements of Income (unaudited)
(dollars in 000s, except per share amounts)
	Three months ended	Three months ended
	March 31,	March 31,
	2013	2012
Interest income:
Interest and fees on loans	$5,466	$6,041
Interest on investment securities	198	520
Interest on deposits in FRB	65	51
Interest on deposits in other banks	2	10
Total interest income	5,731	6,622
Interest expense:
Interest on deposits	411	478
Interest on other borrowed funds	60	65
Total interest expense	471	543
Net interest income before provision for credit losses	5,260	6,079
Provision for credit losses	(9)	2
Net interest income	5,269	6,077
Noninterest income:
Customer service fees	779	903
Increase in cash surrender value of
bank owned life insurance	137	137
Gain on sale of other real estate owned	1,025	63
Loss on Fair Value Option of Financial Assets	(557)	(477)
Other noninterest income	160	270
Total noninterest income	1,544	896
Noninterest expense:
Salaries and employee benefits	2,361	2,423
Occupancy expense	905	764
Professional fees	445	245
Regulatory insurance assessments	359	367
Impairment losses and other expenses on OREO	208	684
Impairment losses on investment securities	0	22
Other noninterest expense	820	983
Total noninterest expense	5,098	5,488
Income before income tax provision	1,715	1,485
Provision for income taxes	640	434
Net Income	$1,075	$1,051

United Security Bancshares
Selected Financial Data (unaudited)
(dollars in 000s, except per share amounts)
	Three Months Ended	Three Months Ended
	March 31,	March 31,
	2013	2012
Basic earnings per share	$0.07	$0.07
Diluted earnings per share	$0.07	$0.07
Weighted average basic shares for EPS	14,359,476	14,222,006
Weighted average diluted shares for EPS	14,360,919	14,222,006

Annualized return on:
Average assets	0.68%	0.67%
Average equity	6.20%	6.69%
Yield on interest-earning assets	4.29%	5.04%
Cost of interest-bearing liabilities	0.54%	0.64%
Net interest margin	3.94%	4.63%
Annualized net charge-offs to average loans	0.38%	0.60%

	March 31,	December 31,
	2013	2012
Shares outstanding - period end	14,359,476	14,217,303
Book value per share	$4.91	$4.88
Tangible book value per share	$4.58	$4.55
Efficiency ratio	74.92%	70.47%
Total nonperforming assets	$43,840	$47,074
Nonperforming assets to total assets	6.89%	7.25%
Total Impaired loans	$20,033	$21,931
Total nonaccrual loans	$11,544	$13,425
Allowance for credit losses to total loans	2.86%	2.95%

CONTACT: Dennis R. Woods, President and Chief Executive Officer of United Security Bank, +1-559-248-4928